FEE WAIVER AGREEMENT



AGREEMENT made as of December 31, 2016
(the "Effective Date"), by and between
WisdomTree Asset Management, Inc.
("WTAM") and WisdomTree Trust, a
Delaware
statutory trust (the "Trust"), on
behalf of each series of the Trust
listed
on Schedule A, as amended from time to
time (each, a "Fund").

WHEREAS, WTAM serves as investment
adviser to each Fund pursuant to an
Investment Management Agreement with
the Trust dated March 26, 2013
("Management Agreement"); and

WHEREAS, WTAM is entitled to a fee
under the Management Agreement in
exchange
for providing advisory and other
services, and paying all of the Trust's
expenses except those specifically
excluded therein ("Management Fee");
and

WHEREAS, the Trust and WTAM each desire
to reduce the Management Fee during
an initial period following the launch
of the Fund.

NOW THEREFORE, in consideration of the
mutual covenants and agreements of the
parties hereto and hereinafter set
forth, the parties covenant and agree
as
follows:

1. Fee Waiver. For the term of this
Agreement, WTAM agrees to reduce its
Management Fee to the percentage of the
Fund's average daily net assets shown
in Schedule A.

2. Duration and Termination. The term
of this Agreement with respect to each
Fund is for the period from the
Effective Date through close of
business on
December 31, 2017. This Agreement may
be terminated by the Board of Trustees
of the Trust, for any reason, at any
time.

This Agreement shall automatically and
immediately terminate with respect to
each Fund if:

(i) the Adviser no longer serves as
investment adviser to such Fund, or
(ii) in the event of an "assignment"
(as defined in the Investment Company
Act of 1940).

The termination of this Agreement with
respect to any one Fund will not
cause its termination with respect to
any other Fund.

3. Amendment. This Agreement may not be
amended except by a writing signed
by the parties.

4. Applicable Law. This Agreement shall
be construed in accordance with and
governed by the laws of the State of
Delaware (without giving effect to its
conflict of law principles) and the
applicable provisions of the Investment
Company Act of 1940. To the extent that
the applicable laws of the State of
Delaware, or any of the provisions
herein, conflict with the applicable
provisions of the 1940 Act, the latter
shall control.

5. Entire Agreement. This Agreement
contains the entire understanding and
agreement of the parties.


IN WITNESS WHEREOF, the parties hereto
have caused this Agreement to be
executed as of the day and year first
written above.

WISDOMTREE TRUST
By: /s/ Jonathan Steinberg
        Jonathan Steinberg, President

WISDOMTREE ASSET MANAGEMENT, INC.
By: /s/Gregory Barton
       Gregory Barton, Chief Operating
Officer




Schedule A


Fund:   WisdomTree Barclays Yield
Enhanced U.S. Aggregate Bond Fund
Ticker: AGGY
Gross Management Fee: 0.20%
Fee Waiver:           0.08%
Net Management Fee:   0.12%

Fund:   WisdomTree CBOE S&P 500
PutWrite Strategy Fund
Ticker: PUTW
Gross Management Fee: 0.44%
Fee Waiver:           0.06%
Net Management Fee:   0.38%

Fund:   WisdomTree Strategic Corporate
Bond Fund
Ticker: CRDT
Gross Management Fee: 0.50%
Fee Waiver:           0.05%
Net Management Fee:   0.45%

Fund:   WisdomTree Western Asset
Unconstrained Bond Fund
Ticker: UBND
Gross Management Fee: 0.60%
Fee Waiver:           0.05%
Net Management Fee:   0.55%

Fund:   WisdomTree Bloomberg Floating
Rate Treasury Fund
Ticker: USFR
Gross Management Fee: 0.20%
Fee Waiver:           0.05%
Net Management Fee:   0.15%